                                                Confidential Material has been
                                                omitted from this document and
                                                filed separately with the
                                                Securities and Exchange
                                                Commission pursuant to Rule 406
                                                under the Securities Act of
                                                1933, as amended. Asterisks
                                                denote such omissions.

                                                                    EXHIBIT 10.2

                            SAP DEVELOPMENT PARTNER
                    SOFTWARE LICENSE DISTRIBUTION AGREEMENT
                             FOR EMBEDDED PRODUCTS


This Software License and Distribution Agreement for Embedded Products ("Agreement" entered into as of March 31, 1999 by and between webMethods, Inc. ("Licensor"), corporation having principal offices at 3975 University Drive, Suite 390, Fairfax, Virgin SAP AG ("SAP"), a German company having principal offices at Neurottstrabe 16, 69 Germany.

          PREAMBLE

          WHEREAS, SAP designs, develops, markets and sells worldwide certain business software based on client-server architecture;

          WHEREAS, Licensor designs, develops, markets and sells certain software business to business electronic commerce application integration; and

          WHEREAS, SAP wishes to obtain a license to integrate and embed certain software products into SAP's software.

          NOW THEREFORE, the parties agree as follows:


1.        DEFINITIONS

1.1. "Applicable Entity/Entities" shall mean SAP's subsidiaries and! or distributors partners or training partners authorized by SAP.

1.2.      "Attachments" shall mean all attachments to this Agreement.

1.3.      "Effective Date" shall mean the date of execution of this Agreement.

1.4. "Embedded Licensed Software" shall mean the version(s) of the Licensed Software into and embedded into SAP Software, as defined in
          Section 3.2 hereof.

1.5. "End-User" shall mean a third party end-user who licenses proprietary software documentation for internal use.

1.6. "Essential Third Party Software" shall mean the Third Party Software included in Software as described in Attachments A and E hereto, along with any Third Party added to the Licensed Software by Licensor during the term hereof which either any meaningful portion of the functionality provided by the Licensed Software as of the date of this Agreement or (ii) is otherwise essential to the continued installation, use and maintenance of the Licensed Software (with respect to the functions generally provided by the Licensed Software as of the date of this Agreement).

1.7. "Internal Use" shall mean use of the Licensed Software by SAP and its employees solely for internal use in SAP's operations.

1.8. "Licensed Software" shall mean all of Licensor's software products to be embedded in SAP Software, and/or any combinations of Licensor's software products to be embedded in SAP Software, as listed in Attachment A hereto, together with such updates, upgrades and new versions as Licensor shall provide to SAP hereunder during the term hereof, and applicable End-User documentation. For purposes of this Agreement, "Licensed Software" shall include any Essential Third Party Software and shall not include any Non-Essential Third Party Software.

1.9. "License Fee" shall mean the license fee payable by SAP to Licensor for the Licensed Software licensed by SAP hereunder as stipulated in
          Article 8 hereof.

1.10. "Non-Essential Third Party Software" shall mean any Third Party Software which is not Essential Third Party Software.

1.11. "Not For Distribution Use" or "NDR" shall mean use of the Licensed Software only for Internal Use, for internal training, for testing, for provision of implementation consulting services with respect to SAP Software and for demonstrations to prospects and their personnel.

1.12. "Object Code" shall mean the executable, machine-readable form of Licensed Software.

1.13. "SAP Software" shall mean all SAP software products, including all updates, upgrades, new versions and applicable End-User documentation, as well as third party products other than Licensed Software, marketed and licensed to End-Users by SAP or Applicable Entity/Entities.

1.14. "Source Code" shall mean the form of the Licensed Software that is intelligible to trained programmers and is capable of being translated into Object Code form by means of a compiler or interpreter.

1.15. "Steering Committee" shall mean a committee to be made up of one development manager of Licensor and one development manager of SAP to supervise the Development Services (as defined in Article 7).

1.16.     "Territory" shall mean all countries of the world.

1.17. "Third Party Software" shall mean all third-party-owned software products, components and data which are incorporated into or provided with the Licensed Software as of the Effective Date (a description of which, through Version 3.0 of the Licensed Software, is set forth in Attachment E hereto) or which is incorporated into or provided with the Licensed Software after the Effective Date but during the term of this Agreement. For the purposes hereof, "third-party-owned" shall mean owned by a person or entity which is unaffiliated with webMethods, its executive officers and holders of 20% or more of its outstanding equity.

2.        SCOPE OF AGREEMENT

2.1. Scope. This Agreement, including any Attachments hereto, sets forth the terms and conditions pursuant to which SAP will license Licensed Software from Licensor and will be permitted to modify, market and sublicense the Licensed Software (and any derivative works thereof) embedded in SAP Software.

2.2. Inconsistent Terms. Deviating terms and conditions, including, without limitation, those contained in either party's standard terms and/or standard contracts, purchase orders, invoices and acknowledgments, shall not apply even if referred to by one party and not expressly objected to by the other party. Silence by one party amounts to rejection of the other party's terms and conditions.


3.        RIGHTS OF SAP

3.1. NDR Object Code License. Licensor hereby grants to SAP and the Applicable Entities a non-exclusive, non-transferable, limited license to use the current commercial release of the Licensed Software and any releases or updates thereto made during the term hereof, in each case in Object Code form only, for NDR Use basis and an Internal Use basis. Licensor shall provide SAP one (1) copy of the Licensed Software for such purpose, and SAP shall have the right to distribute the necessary number of copies of the Licensed Software to the Applicable Entities for such purpose. SAP and the Applicable Entities shall not use such software for any purpose other than NDR Use and Internal Use, and shall not use the Licensed Software to provide external connectivity or service bureau services to any third party (but SAP and the Applicable Entities may use SAP Software which embeds Embedded Licensed Software to provide such services to third parties).

3.2. Licensed Software Source Code License. Licensor hereby grants to SAP (and, as necessary for the development of SAP Software, SAP Labs, Inc. and other SAP subsidiaries identified to Licensor in writing by SAP from time to time) a non-exclusive, non-transferable, limited license to use the Licensed Software in Source Code form solely for the purpose of integrating and embedding the Licensed Software into the SAP Software. Licensor understands that it may be necessary to create derivative works of the Licensed Software in the process of implementing such integration and embedding and hereby grants SAP (and, as necessary for the development of SAP Software, SAP Labs, Inc. and any other SAP subsidiaries identified to Licensor in writing by SAP from time to time) the right to create derivative works of the Licensed Software for such purpose. Any portion of such a derivative work that is created solely or jointly by either party, shall be owned by SAP, and, except as may otherwise be specifically provided in this Agreement or agreed upon in writing by the parties, SAP and the Applicable Entities shall not be restricted with respect to usage, modification, marketing or licensing such portions. For the purpose of ensuring interoperability and supportability of the Licensed Software, within a reasonable period, SAP shall deliver to Licensor one copy of the Source Code representing the portion of each such derivative work that performs the function or functions generally performed by the Licensed Software. Subject to the restrictions set forth in Article 4.4, SAP grants (or shall cause SAP Labs, Inc. or such other SAP subsidiary to grant) to Licensor a fully paid up, perpetual, worldwide license to use, modify, distribute or otherwise make use of such derivative works delivered to Licensor pursuant to the prior sentence. Any patches, work arounds or bug fixes to the Licensed Software, created solely or jointly by either party, shall remain the sole property of Licensor. SAP shall deliver or cause to be delivered to Licensor any fixes to the Licensed Software as soon as reasonably practicable but in no event later than once each quarter. The version of the Licensed Software or its derivative that is incorporated into the SAP Software shall be referred to herein as the "Embedded Licensed Software". Except as provided herein solely with respect to certain application programming interfaces delivered with the Embedded Licensed Software, in no event shall SAP or the Applicable Entities have the right to market, distribute, sell, disclose or sublicense the Source Code form of the Licensed Software.

          Licensor shall provide SAP with one (1) copy of the Source Code, and one (1) backup copy of such Source Code. SAP shall maintain the primary backup copies of the Source Code in locked safes in secure facilities, and shall install the Source Code on not more than two networked computer systems in secure facilities and accessible by only those employees of SAP (and, as necessary for the development of SAP Software, SAP Labs, Inc. and any other identified SAP subsidiaries) with a need to have access to it for the purpose of integrating or embedding Licensed Software into SAP Software or providing customer support of the Embedded Licensed Software, which the parties recognize will only include software developers, second and third level support personnel and systems administrators (with respect to standard back-up and administrative procedures). SAP agrees to use (and to cause its subsidiaries to use) the same degree of care in protecting the Source Code form of the Licensed Software as it generally uses to protect its own or its other development partners' Source Code, but in no event less than reasonable care to prevent access to source code by any other employees of SAP, SAP's subsidiaries or any other third party. SAP shall provide Licensor upon reasonable request with a written report indicating the locations of the Source Code and listing all employees, consultants or agents of SAP, SAP Labs, Inc. and any other identified SAP subsidiaries that have access to the Source Code.

3.3. Embedded Licensed Software Object Code License. Licensor hereby grants to SAP and the Applicable Entities a non-exclusive, non transferable, limited right and license to make copies of the master media copies of the Embedded Licensed Software, and to use, modify, sublicense and distribute the Embedded Licensed Software, in Object Code form only to End-Users and SAP partners only (except as otherwise permitted herein), within the Territory. SAP and the Applicable Entities shall not have the right to copy, distribute or sublicense the Embedded Licensed Software except as a component of SAP Software containing meaningful functionality in addition to the functionality provided by the Licensed Software; provided, that the parties acknowledge that the offering by SAP and the Applicable Entities of the Licensed Software as a component of a bundled package which includes other SAP Basis software development and integration tools shall be permissible hereunder. The Embedded Licensed Software (including any Derivative Products) will be distributed by SAP and the Applicable Entities pursuant to terms no less restrictive than those contained in the license agreements used by SAP and the Applicable Entities for the licensing of SAP Software to End Users. SAP and the

          Applicable Entities shall be entitled to determine the license fees that SAP or such entities charge End-Users for the SAP Software independently of Licensor. However, if at any time during the term of this Agreement SAP begins to charge End-Users separately to obtain the functionality of the Embedded Licensed Software, Licensor and SAP agree to attempt in good faith to negotiate a payment arrangement that will fairly compensate Licensor under such circumstances to replace the License Fee provided for in this Agreement.

3.4. Scope Limitation. Notwithstanding any other provision of this Agreement to the contrary, the rights granted to SAP and the Applicable Entities hereunder shall be limited solely to use of the Embedded Licensed Software for connection over the internet, over a distributed network or otherwise of (a) SAP Software with SAP Software or (b) SAP Software with browsers and other human interface software using HTML and XML.

3.5. Publication and Ownership of Interface Data Structures. Licensor agrees that SAP shall own and shall have the right to publish the interface data structures and protocols which permit the SAP Software to pass data to and from the Embedded Licensed Software (the "R/3-B2B Protocols"). SAP agrees that Licensor shall own the interface data structures and protocols developed by Licensor which permit the Embedded Licensed Software to pass data over the internet, over a distributed network or otherwise to and from other SAP Software, browsers or other human interface software using HTML or XML (whether in XML or a proprietary format) or Licensor Software (including, without limitation, the Licensed Software) (collectively, the "WM-XML Protocols"). Licensor agrees that SAP shall own any interface data structures and protocols developed by SAP which permit the Embedded Licensed Software to pass data over the internet, over a distributed network or otherwise to and from other SAP Software, browsers or other human interface software using HTML or XML (collectively, the "SAP-XML Protocols"). Licensor agrees that SAP is hereby provided a worldwide, fully-paid, nonexclusive license for the use, distribution and modification of the WM-XML Protocols. SAP agrees that Licensor is hereby provided a worldwide, fully-paid, nonexclusive license for the use, distribution and modification of the R/3-B2B Protocols and the SAP-XML Protocols. SAP and Licensor hereby agree to publish the WM-XML. Protocols to a standards body competent in establishing industry interface specification as promptly as practicable (or, if the parties cannot mutually agree upon such standards body, the parties will jointly submit the specification to the World Wide Web consortium). Following such joint publication, SAP shall have the right to publish the WM-XML Protocols from time to time. Each party hereby agrees that the other party and any third parties shall be permitted to create products using the WM-XML Protocols and the SAP-XML Protocols without any obligation to account to such party. Accordingly, Licensor acknowledges that, following the publication of the WM-XML Protocols, third parties will be permitted to use the WM-XML Protocols to develop products which may be competitive with the Licensed Software. Prior to the joint publication of the WM-XML Protocols, SAP may distribute API sample code for the WM-XML Protocols.

3.6. SAP has the right to develop software competitive to the Licensed Software and to embed competitors' software in SAP Software, provided, however, that at no time during or after the term hereof shall SAP (a) use any confidential or proprietary information of Licensor to develop such software, or (b) employ or retain any person having exposure to the Source Code form of the Licensed Software for or in connection with any such development effort (except in connection with Microsoft's BizTalk software products).

3.7. Reasonable Efforts to Embed. SAP will use reasonable efforts to embed the Licensed Software (or Derivative Products thereof) in SAP's Business-to-Business Procurement and Business Connector solutions, but SAP shall have no obligation to do so.

3.8. No Implied License. Except for the express license granted herein, no other licenses are granted by implication, estoppel or otherwise.


4.        LICENSOR'S OBLIGATIONS

4.1. Installation. Licensor's personnel shall install, within five business days after the Effective Date, on one (1) network file server, the Source Code copy of the Licensed Software at the SAP location identified in Attachment A. If necessary to conform to applicable export restrictions with respect to the development or distribution of Embedded Licensed Software, promptly following SAP's request, Licensor shall install a Source Code copy of the Licensed Software on one (1) network file server at SAP Labs, Inc.'s location in Palo Alto, California. Licensor shall be responsible for compliance with applicable U.S. export control laws in connection with the initial export of the Licensed Software to SAP's site in Walldorf, Germany, and the export of any new versions, upgrades or updates of the Licensed Software to SAP's site in Walldorf, Germany. Except as set forth above in this Section 4.1, SAP shall be solely responsible for compliance with all U.S., German and other import and export control laws applicable to the Licensed Software, including, without limitation, the shipment, installation and use of the Embedded Licensed Software to distributors and End Users and the installation and use of the Licensed Software by End Users.

4.2. Updates. During the term hereof, Licensor shall provide to SAP master media copies and NDR Use copies, including applicable user documentation, of the Licensed Software, updates and new releases, on a preferred basis, but in all events not later than its first shipment to its own similarly situated customers, distributors or development partners.

4.3. Training. Licensor shall provide initial training to SAP developers and trainers with respect to the Licensed Software for the number of days as mutually agreed upon by SAP and Licenser.

4.4. Licenser's Restrictions. Licensor shall refrain from, and shall use reasonable efforts to cause its distributors to refrain from, licensing the Licensed Software (including B2B Server and B2B Developer) for use in connecting SAP software with SAP Software or SAP Software with human interfaces (HTML and XML). The foregoing restriction shall not apply to Licensor or its distributors in the event that:

                 (i) SAP does not make meaningful features and functions of the Licensed Software generally available for shipping to SAP R/3 customers (Release

                                                Confidential material omitted
                                                and filed separately with the
                                                Securities and Exchange
                                                Commission pursuant to Rule 406
                                                under the Securities Act of
                                                1933, as amended Asterisks
                                                denote such omissions


                          3.1 and higher) as part of the SAP Business Connector product within ninety (90) calendar days following the release by Licensor for general availability of Licensor's B2B Server Version 3.0 and the delivery of the Source Code form of such release to SAP;

                 (ii) SAP agrees in writing (in its sole discretion) that Licensor may license the Licensed Software for use with SAP R/3 Release 3.0 and prior releases for particular SAP customers; or

                 (iii) SAP embeds in SAP Software, resells or otherwise distributes to End Users software (which is not Licensed Software or a derivative work of the Licensed Software), whether developed internally by SAP or licensed or otherwise acquired by SAP from a third party, with substantially the same functionality as the Licensed Software or which otherwise is directly competitive with the Licensed Software. SAP shall provide Licensor with 90 days' prior written notice of any such event, the restriction shall expire upon receipt of such notice and SAP agrees that (a) it shall not announce publicly its planned distribution of the competitive product until the earlier to occur of (I) a public announcement by Licensor that it will commence distribution of the Licensed Software to End Users for the uses set forth above in this Section 4.4 and
                          (II) the expiration of thirty (30) days following the delivery of such written notice to Licensor and (b) it shall not deliver the competitive product to customers during such 90-day notice period.

4.5. Inter-Operability. Each party agrees to use commercially reasonable efforts to work together to ensure that the Embedded Licensed Software is and will continue to be during the entire term of this Agreement compatible with SAP Software, including new versions or releases thereof.


4.6. Essential Third Party Software. For the purposes of this Agreement, Essential Third Party Software shall be treated by the parties in all respects as Licensed Software for the purposes of the parties' obligations with respect to delivery, support, services and restrictions upon use and distribution. Without limiting the foregoing, Licensor shall cause to be developed and incorporated into its B2B Server Version 3.0 (for general availability) the necessary interfaces to the * software included in the Essential Third Party Software, which will be provided to SAP on or prior to June 30, 1999. Licensor shall provide SAP with, or cause SAP to be provided with, necessary maintenance and support with respect to the * software included in the Essential Third Party Software, and Licensor shall be responsible for any and all license and maintenance fees payable to third parties in respect of all Essential Third Party Software (provided, however, that SAP shall be responsible for any fees or payments due to RSA Data Security, Inc. with respect to the distribution of SAP Software in the United States of America). Solely to the extent permissible under its licensing arrangement with the relevant vendor, Licensor will use reasonable efforts to provide SAP access to the Source Code form of Essential Third Party Software for reference and informational purposes. Notwithstanding anything

                                                Confidential Material omitted
                                                and filed separately with the
                                                Securities and Exchange
                                                Commission pursuant to Rule 406
                                                under the Securities Act of
                                                1933, as amended. Asterisks
                                                denote such omissions.


          contained herein to the contrary, other than the * software or as otherwise mutually agreed in writing by the parties, third party encryption software shall be considered "Non-Essential Third Party Software", rather than "Essential Third Party Software", for the purposes of this Agreement.

4.7. Non-Essential Third Party Software. Licensor will use its reasonable efforts to cooperate with SAP to obtain access for SAP to any Non-Essential Third Party Software for embedding in SAP Software with the Licensed Software. To the extent that any Non-Essential Third Party Software is embedded in SAP Software with the Licensed Software, Licensor shall be responsible for maintenance and support thereof (subject to the terms and conditions applicable to maintenance and support by Licensor of the Licensed Software).


5.        SAP'S OBLIGATIONS

5.1. Internal Use and NDR License Terms. SAP agrees to utilize the Licensed Software for NDR Use and Internal Use only under the terms of Licensor's form of end-user license agreement, a copy of which is attached hereto to as Attachment F, as set forth herein and in any Attachments hereto, and on such terms as may be mutually agreed upon by Licensor and SAP.

5.2. End User License Terms. SAP and the Applicable Entities shall enter into legally enforceable, written license agreements with each End User containing the terms and conditions under which the Embedded Licensed Software is to be sublicensed in compliance with this Agreement. Such terms and conditions shall be no less protective of Licensor's interests than those set forth in the standard license agreements then employed by SAP or the Applicable Entities.

5.3. SAP R/3 License. SAP shall provide Licensor with a standard demonstration/test license for SAP R/3 at no charge for the term of this Agreement, provided that Licensor shall be responsible for any cost associated with obtaining any necessary database software license.

5.4. Development Partner. SAP hereby designates Licensor as "Development Partner" for the terms of this Agreement. SAP shall extend such benefits to Licensor as SAP generally extends to its other Development Partners as a group.


6.        JOINT OBLIGATIONS OF LICENSOR AND SAP

6.1. Notice of Changes. Each party shall use reasonable efforts to give advance prior written notice to the other party of any changes to its software products which such party believes may have an adverse impact on the other party's products hereunder and agrees otherwise to consult with the other party on such changes.

6.2. Nonsolicitation. Neither Licensor nor SAP shall, during the term of the Agreement and for a period of one (1) year following termination, solicit for employment any of the other party's employees without the prior written approval of the other party.

6.3. Support. SAP and Licensor shall provide the necessary experienced personnel to provide support services in a timely manner to End-Users. SAP shall be responsible for providing First and Second Level Support to the Applicable Entities and End Users, as defined and in compliance with the standards set forth in Attachment C. Licensor shall be responsible for providing Third Level Support to Second-Level and Third-Level support personnel of SAP at the regional and development support centers listed in Attachment C. Licensor will provide support directly to the Applicable Entities, or directly to End-Users, solely in emergency situations under the escalation procedures to be defined mutually by the parties consistent with the escalation procedures set forth in Attachment C.


7.        CO-DEVELOPMENT EFFORT

7.1. Licensor agrees to provide the professional services to SAP described in this Article 7 and in Attachment B hereto entitled "Development Services" (the "Development Services") to SAP to enable the embedment of the Licensed Software into the SAP Software, to repair existing bugs in the Licensed Software and to work with SAP to define interfaces to Embedded Licensed Software. Licensor agrees to provide the Development Services of two experienced full-time consultants (the "Development Consultants") to SAP at no charge for the term of this Agreement. Such Development Consultants shall be located in Walldorf, Germany (unless otherwise agreed by the parties), but shall remain employees of Licensor. The activities of such development consultants shall be guided by SAP, but such development consultants will be supervised by Licensor.

7.2. Modifications and Enhancements. In addition to the Development Services to be performed by the development consultants pursuant to
          Section 7.1 above, SAP may request Licensor to make modifications or enhancements to the Licensed Software. Licensor shall use commercially reasonable efforts to make any requested modifications or enhancements that Licensor and SAP mutually agree are critical to the performance or commercial viability of the Licensed Software or the SAP Software embedding the Licensed Software, including, without limitation, those specific modifications, enhancements or bug fixes listed in Attachment B hereto promptly within the time period agreed upon by the Steering Committee, without any additional charge. SAP may also make suggestions for non-critical modifications to Licensed Software for consideration in Licensor's standard product planning process. Licensor may, at its sole discretion, elect to incorporate such suggestions into the Licensed Software but shall have no obligation to do so. If Licensor rejects SAP's suggestions, SAP may request Licensor to provide a quote for the addition of the non-critical modifications. For the fees and expenses mutually agreed upon by the parties, Licensor shall use commercially reasonable efforts to complete such non-critical modifications or enhancements to the Licensed Software requested by SAP within a reasonable time period. Notwithstanding the foregoing, Licensor reserve the right to refuse a request by SAP to provide such non-critical

                                                Confidential Materials omitted
                                                and filed separately with the
                                                Securities and Exchange
                                                Commission pursuant to Rule 406
                                                under the Securities Act of
                                                1933, as amended. Asterisks
                                                denote such omissions.

          modifications or enhancements to the Licensed Software to the extent that such effort would negatively impact the availability of Licensor developers for other Licensor priorities.

7.3. Development Support. SAP shall provide free of charge to Licensor all required reasonable development support to Licensor's development consultants. Development shall take place in Walldorf, Germany, unless otherwise agreed by the parties in writing.

7.4. Termination of Development Services. SAP may terminate the Development Services, in whole or in part, upon not less than thirty days' prior written notice. Such termination will result in the termination of Licensor's obligations under Sections 7.1 and 7.2 hereof but will not terminate or otherwise affect any other rights or obligations arising under this Agreement.

7.5. Expenses. SAP shall reimburse Licensor a fixed amount equal to * per calendar month (payable quarterly to Licensor with the License Fee) per Development Consultant with respect to such Development Consultant's relocation and lodging expenses while such Development Consultant is located in Walldorf. In addition, SAP shall reimburse Licensor for the cost of one round-trip coach class airfare with respect to the relocation of each Development Consultant to Walldorf. All travel and lodging expenses otherwise incurred by each of the parties in connection with the performance of its obligations hereunder shall be borne by such party, unless otherwise agreed in writing by the responsible party.

7.6. Steering Committee. Both parties shall form a joint "Steering Committee" of one responsible development manager from each party to supervise the Development Services, review the work product of the Development Services, agree on further Development Services and to discuss any other matters concerning the Development Services.

7.7. Other Services. Any other services requested by SAP and not provided for herein or in Attachment B shall be performed only pursuant to the terms and conditions of a separately negotiated and executed services agreement.


8.        PAYMENT TERMS

8.1. License Fee. SAP shall make the following payments to Licensor as a License Fee under this Agreement:

                 (i) * within fifteen (15) calendar days following the date of execution of this Agreement by both parties hereto, with respect to certain Development Services provided by Licensor to date; and

                 (ii) The excess, if any, of * to RSA Data Security, Inc. in connection with procurement by SAP of a patent license for distribution of Secure Socket Layer (SSL)

                                                  Confidential Material Omitted
                                                  and filed separately with the
                                                  Securities and Exchange
                                                  Commission pursuant to
                                                  Rule 406 under the Securities
                                                  Act of 1933, as amended.
                                                  Asterisks denote such
                                                  omissions.



                          encryption technology in the United States of America as part of SAP's Business-to-Business procurement/SAP Requisitioner software (such excess, the "RSA Excess Amount"), within thirty (30) calendar days following the execution by SAP and RSA Data Security, Inc. of such patent license (provided that, such excess shall be deemed to be zero in the event that SAP is unable to obtain such patent license from RSA Data Security, Inc.);

                 (iii) * within fifteen (15) days following the commencement of each calendar quarter, commencing with the calendar quarter commencing April 1, 1999 and ending with the calendar quarter commencing October 1, 2001 (representing, prior to any extension hereof, an aggregate amount of * (the
                          "Aggregate License Fee Amount").

8.2. Development Services Fees. The parties may agree to further payments for Development Services from time to time pursuant to Article 7 hereof.

8.3. Extensions. The parties shall use reasonable efforts to agree by June 30, 2001 on a new license fee for the extended period of the Agreement (beyond March 31, 2002). If such agreement is not reached and neither party terminates this Agreement effective March 31, 2002 by prior written notice pursuant to Section 9.1 hereof, then SAP shall pay a license fee of * per calendar quarter of such extended term (with the first extension payment to occur by April 15, 2002 with respect to the calendar quarter commencing April 1, 2002).

8.4. Taxes. The parties agree that the amounts paid pursuant to this Agreement are not subject to sales and use tax; provided, however, that SAP shall provide Licensor with satisfactory documentation (including but not limited to resale exemption or other certificates) supporting such status, as reasonably requested by Licensor. SAP shall be solely responsible for payment of any and all international, federal, state and local sales, use value-added and excise taxes, any other taxes or duties or any nature whatsoever assessed upon or with respect to the Licensed Software provided and licensed under this Agreement, or otherwise arising from this Agreement and the transactions contemplated hereby, except items of tax based in whole or in part on Licensor's net income.


9.        TERM AND TERMINATION

9.1. Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in effect until 31 March 2002 (the "Initial Term"). Licensor shall continue to provide the Development Services of the Development Consultants until 31 March 2002. Thereafter, this Agreement shall automatically renew for additional one (1) year periods until terminated for convenience by either party upon not less than three (3) months' prior written notice and provided that such termination shall be effective on the last day of a calendar quarter. Whether or not this Agreement is terminated effective on 31 March 2002, SAP shall have no obligation to make any license fee payment to Licensor with respect to the calendar quarter ended on such date or the calendar quarter ended on December 31, 2001.

9.2. Termination for Cause. Either party may terminate this Agreement for Cause, as set forth below. For the purposes of this Agreement, "Cause" shall me an any situations where (a) either party neglects or fails to perform a serious, material obligation hereunder, and such neglect or failure continues unremedied for a period of one (1) month after written notice (setting forth the particulars of such default) is provided by the non-breaching party; or (b) either party becomes insolvent, or proposes any dissolution, liquidation, composition, financial reorganization or similar proceedings with respect to its property or business, and such continues unremedied for a period of sixty (60) days after written notice is provided by the other party.

9.3. Consequences of Termination by Licensor for Cause. Upon any termination of this Agreement by Licensor for Cause, the licenses granted hereunder and this Agreement shall terminate automatically and SAP shall pay Licensor the difference between the Aggregate License Fee Amount and the sum of all License Fee amounts already paid to Licensor; provided, however, unless such Termination for Cause relates to a material, unremedied breach by SAP of its obligations with respect to the restrictions on its license grants under Articles 3 and 5 hereof, SAP's License Fee obligations under
          Article 8 hereof or SAP's indemnity obligations under Article 13 hereof, SAP and the Applicable Entities shall be deemed to be granted a nonexclusive, non-transferable, limited, perpetual and fully paid-up license to use, modify, distribute and sublicense the Embedded Licensed Software as it exists at the time of such termination on the same basis (and with the same restrictions) as set forth in Article 3 hereof.

9.4. Consequences of Termination by SAP for Cause. Upon any termination of this Agreement by SAP for Cause, SAP and the Applicable Entities shall be deemed to be granted a non-exclusive, non- transferable, limited, perpetual and fully paid-up license to use, modify, distribute and sublicense the Embedded Licensed Software as it exists at the time of such termination on the same basis (and with the same restrictions) as is set forth in Article 3 hereof, and SAP shall have no further obligation to make license fee payments to Licensor hereunder.

9.5. Termination for Convenience by SAP. SAP shall have the right to terminate this Agreement for convenience ("Termination for Convenience") upon written notice to Licensor (a) if any major competitor of SAP in the enterprise resource planning software or supply chain software markets acquires an equity interest in Licensor which, as a percentage of Licensor's then outstanding equity, exceeds SAP's equity investment in Licensor, (b) Licensor assigns to any third party (other than its wholly-owned subsidiaries) the assets representing the Licensed Software or (c) a party (or affiliated group of entities) other than Phillip Merrick acquires beneficial ownership of 30% of more of Licensor's outstanding voting shares, and such party or affiliated group is not reasonably acceptable to SAP. In such event (i) SAP shall be deemed to be granted a non-exclusive, non- transferable, limited, perpetual and fully paid-up license to use, modify, distribute and sublicense the Embedded Licensed Software as it exists at the time of such Termination for Convenience on the same basis (and with the same restrictions) as are set forth in Article 3 hereof, and (ii) SAP shall pay to Licensor, within fifteen (15) days following such termination, an amount equal to the sum of (A) the difference between the Aggregate License Fee Amount and the sum of all License Fee amounts then having been paid by SAP to Licensor and (B) all amounts then due to Licensor for Development Services.

9.6. Consequences of Expiration or Termination or Convenience After the Initial Term. Upon the expiration of this Agreement or any termination, other than for cause as set forth above, effective after 31 March 2002, SAP shall be deemed to be granted a non-exclusive, non-transferable, limited, perpetual and fully paid-up license to use, modify, distribute and sublicense the Embedded Licensed Software as it exists at the time of such expiration or termination on the same basis (and with the same restrictions) as is set forth in
          Article 3 hereof, and SAP shall have no further obligation to make license fee payments to Licensor hereunder.

9.7. End-User Relationships. Termination or expiration of this Agreement shall not affect any of the individual sublicense agreements between SAP or the Applicable Entities and End Users. SAP and the Applicable Entities shall remain entitled to make copies of the Embedded Licensed Software to the extent required in order to fulfill all contracts with End Users concluded in the ordinary course of business prior to the date on which the termination becomes effective (including for the provision of support to such End Users).

9.8. Communications. The parties hereto agree that communications to End Users and any publications/press releases regarding any termination of this Agreement shall be mutually agreed upon, in writing, prior to distribution.

9.9. Survival. The following provisions shall survive any expiration or termination of this Agreement: Section 3.4, Section 3.5, Section 6.2,
          Section 8.4, this Article 9, Article 10, Article 11, Article 13,
          Article 14 and Article 16.

9.10. Payment on Termination. Except as may otherwise be specifically provided herein, any payments owing or accrued as of the effective date of termination shall be promptly paid by the respective party to the other.

9.11. Extension beyond March 31, 2002. This Agreement may be extended beyond 31 March 2002 for a further five (5) years upon a written statement by SAP delivered to Licensor by 31 December 2001. Either party may terminate this Agreement during the extension hereof without cause with a termination notice of six (6) months to the end of a calendar quarter.

9.12. Post-Termination Services. In the event of a Termination for Cause or a Termination for Convenience by SAP, Licensor shall continue to make available to SAP in Walldorf the two Development Consultants then provided by Licensor to SAP for performance or the Development Services for a period of six (6) months after termination of the Agreement, provided that (i) in the event of a Termination for Cause by SAP, SAP shall reimburse Licensor with respect to the relocation expenses of such Development Consultants in the amounts set forth in
          Section 7.5 hereof and (ii) in the event of a Termination for

          Convenience by SAP or a Termination for Cause by Licensor, SAP shall reimburse Licensor for Licensor's reasonable documented burdened costs in respect of such Development Consultants (which will be limited to salary, pro rata employee benefit plan costs and reasonable documented travel and relocation expense reimbursements).


10.       COPYRIGHT NOTICE

          SAP shall preserve and permit the display of Licensor's copyright notices in all copies of the Source Code of the Licensed Software and the Embedded Licensed Software. SAP has the irrevocable right to refrain from providing notice to End-User's of Licensor's copyright claims in the opening or "splash" screen of the SAP Software. However, SAP shall display Licensor's copyright notice in the "About" box in SAP Software containing the Embedded Software.


11.       PROPRIETARY RIGHTS; CONFIDENTIALITY

11.1. Title. Title to and ownership of the Licensed Software shall remain with Licensor and/or with the respective manufacturer or author of such Licensed Software (in the case of Third Party Software). All rights to patents, copyrights, trademarks and trade secrets and other intellectual property rights in the Licensed Software shall remain with Licensor and/or with the respective manufacturer or author of such Licensed Software (in the case of Third Party Software). All intellectual property rights, confidentiality and proprietary provisions, rights to patents, copyrights, trademarks and trade secrets in SAP Software shall remain with SAP and/or with the respective manufacturer or author of such SAP Software.

11.2. Treatment of Confidential Information. Licensor and SAP recognize that, in the course of marketing the Licensed Software, Licensor and SAP may learn or be exposed to confidential and/or proprietary information which is the property of the other party or other third parties. Such information will be marked or otherwise identified in writing as confidential, or will be reasonably identifiable as confidential. In order to provide an unrestricted basis of communication, each of Licensor and SAP agrees that it will protect the other's valuable confidential information with at least the same degree of care as it protects its own confidential information. Each party shall restrict disclosure of the other's confidential information only to those of its employees with a need to know it and who are under a written obligation to protect the confidential information in accordance with this Agreement. The particular provisions of this Agreement shall be deemed confidential in nature and neither party hereto shall divulge any provisions as set forth herein to any third parties except to their respective attorneys or accountants and except as may be required by law.

11.3. Exceptions. Neither party's non-disclosure obligations hereunder shall extend to any confidential or proprietary information or any portion thereof which the receiving party can establish:

          (a) was known to the receiving party without restriction prior to disclosure by the other party or was independently developed by the receiving party without access to or use, directly or indirectly, of the disclosing party's confidential information; or

          (b) is now or becomes publicly known through no fault of the receiving party; or

          (c) is required by operation of law to be disclosed, provided, however, that the disclosing party is given reasonable advance notice of the intended disclosure and reasonable opportunity to challenge such disclosure; or

          (d) is disclosed to the receiving party without restriction on disclosure by a third party who has the lawful right to make such disclosure.

11.4. Use of Names. Unless expressly agreed to in writing, and other than as specified above or in the parties' joint marketing plan, each party expressly prohibits any direct use or reference to its name, trademarks or trade name.


12.       WARRANTIES

12.1. Rights. Licensor represents and warrants that it is the owner of the Licensed Software, and has sufficient copyright, patent, trademark trade secret and other intellectual property rights therein to enter into and perform its obligations under this Agreement, and that it has the right to authorize the use of the Licensed Software, the modification of the Licensed Software and the sublicensing of the Embedded Licensed Software to End Users by SAP.

12.2. No Conflict. Licensor represents and warrants that the execution of this Agreement by Licensor does not conflict with any provision of any other agreement, court decision or administrative order binding upon it.

12.3. No Infringement. Licensor represents and warrants that the Licensed Software does not infringe any copyright, trademark, trade secret, patent registered in the United States of America, Canada, Japan or any member country of the European Union or other intellectual property right of any third party, and that it has no knowledge of any claims of or rights to claim infringement by the Licensed Software of any patents registered in jurisdictions other than the United States of America, Canada, Japan and any member countries of the European Union.

12.4. Conformity with Specifications. Licensor warrants that the Licensed Software will conform in all material respects to the specifications contained in Licensor's then-current applicable documentation.

12.5. Warranty Period. The warranty period for all Licensed Software delivered hereunder shall extend for six (6) months from the initial delivery of each version or major release (not including patches and maintenance releases) of the Licensed Software to SAP.

12.6. Physical Defects. With respect to any physical defects of the master media copies of the Licensed Software which SAP reports to Licensor prior to the expiration of the warranty period, Licensor shall replace the master media copies free of charge.

12.7. Licensor's Obligations. Licensor's sole obligations in the event of a warranty claim hereunder (other than under Sections 12.1, 12.2 and 12.3) shall be to provide Third Level Support to SAP under Section 6.3, or, in the event that Licensor is unable to perform its support obligations hereunder, Licensor shall return to SAP any and all payments for License Fees and Development Services made by SAP to Licensor hereunder following the initial delivery of the version or major release of the Licensed Software causing such breach of warranty (which, in the case of the delivery of the first version of the Licensed Software, shall include all payments made by SAP hereunder for License Fees and fees for Development Services), and shall release SAP from any further obligations to pay License Fees to Licensor thereafter.

12.8. Year 2000. Licensor represents and warrants that the Licensed Software is, and in future releases will be, Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" shall mean the ability of applicable software to provide the following functions:

          (a) consistently handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

          (b) function accurately in all material respects in accordance with the relevant specifications and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century and/or the occurrence of February 29, 2000 (leap day);

          (c) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and

          (d) store and provide output of date information in ways that are unambiguous as to century provided, however, that the foregoing warranty is made only to the extent all software and data other than the Licensed Software with which the Licensor Software interacts is itself Year 2000 Compliant.

12.9. Prior to the date hereof, Licensor has furnished SAP with copies of its Export License D259464 validated March 11, 1999 from the United States Department of Commerce, Bureau of Export Administration ("BXA"), and the related Application (Application Control Number Z163090)) and attached Letter of Explanation. To the best of Licensor's knowledge, such Export License is in full force and effect. Except as set forth in the Application and attached Letter of Explanation, Licensor has not made any representations to BXA with respect to the export of the Licensed Software to SAP and the re-export of the Licensed Software by SAP.

12.10. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 12, LICENSOR DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE LICENSED SOFTWARE AND THE EMBEDDED LICENSED SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT THAT THE SOFTWARE WILL OPERATE UNINTERRUPTED OR ERROR-FREE OR THAT ALL ERRORS WILL BE CORRECTED. THE FOREGOING EXCLUSIONS AND DISCLAIMERS ARE AN ESSENTIAL PART OF THIS AGREEMENT AND FORMED THE BASIS FOR DETERMINING THE FEES CHARGED FOR THE LICENSED SOFTWARE.


13.       INDEMNIFICATION

13.1. Indemnity by Licensor. Licensor shall fully indemnify, hold harmless and defend SAP against suits based on any claim that the Licensed Software infringes any copyright. trademark, trade secrets, patent rights in the United States of America, Canada, Japan or any member country of the European Union or other proprietary rights, provided that the entity concerned gives Licensor prompt written notice of such suits and permits Licensor to control the defense and settlement thereof. In the event that, as a result of any such claim of infringement, SAP is enjoined from using, marketing, or licensing the Licensed Software, Licensor, at its option, may procure the right for SAP to continue to use, market, and license the Licensed Software, or replace or modify at its expense the Licensed Software so as to make it non-infringing. Licensor, at its sole discretion, may, in lieu of the remedies above, provide a full refund of License Fees paid hereunder, amortized on a straight-line basis over a three (3) year period.

13.2. Exclusions. Licensor shall have no obligation under this Article 13 to the extent any claim of infringement or misappropriation results from: (i) use of the Licensed Software in combination with the SAP Software or any other product, end item, or subassembly if the infringement would not have occurred but for such combination; (ii) use or incorporation in the Licensed Software of any design, technique or specification furnished by SAP, if the infringement would not have occurred but for such incorporation or use; (iii) any claim based on SAP's use of the Licensed Software as shipped after Licensor has informed the SAP of modifications or changes in the Licensed Software required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Licensor's suggestions. Licensor shall not be liable hereunder for enhanced or punitive damages which could have been avoided or reduced by actions within the reasonable control and knowledge of SAP.

13.3. Indemnity by SAP. SAP shall fully indemnify, hold harmless and defend Licensor against suits based on any claim arising out of (i) any third party claim which alleges that the SAP Software incorporating the Licensed Software infringes upon, misappropriates or violates any copyrights, trade secrets, patent rights in the United States of America, Canada, Japan or any member country of the European Union or registered trademarks of persons, firms or entities who are not parties to this Agreement where such unlawful activity is completely independent of the Licensed Software; (ii) any warranties or representations SAP or the Applicable Entities make to End Users beyond the scope of this Agreement; and (iii) for any levy made pursuant to any transaction under this Agreement in the nature of customs duties, value added tax (VAT), national sales tax, or any similar tariffs and fees, provided that the entity concerned gives SAP prompt written notice of such suits and permits SAP to control the defense and settlement thereof.

13.4. THE FOREGOING PROVISIONS OF THIS ARTICLE 13 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LICENSOR AND THE EXCLUSIVE REMEDY OF SAP AND ITS CUSTOMERS, WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF ANY PROPRIETARY RIGHTS, INCLUDING BUT NOT LIMITED TO PATENTS AND COPYRIGHTS, BY THE LICENSED SOFTWARE OR ANY PART THEREOF.


14.       LIMITATION OF LIABILITY

14.1. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR ANY LOST PROFITS, BUSINESS OR REVENUE, LOSS OF USE OF GOODWILL, OR OTHER LOST ECONOMIC ADVANTAGE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT APPLY IN RESPECT OF DAMAGES CLAIMED AGAINST A PARTY BY A THIRD PARTY AS A RESULT OF ALLEGED INFRINGEMENT OF SUCH THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS (AS INDEMNIFIED PURSUANT TO ARTICLE 13 HEREOF).


15.       JOINT MARKETING: PUBLICITY

15.1. The parties shall issue a joint press release upon execution of this Agreement outlining the parties' relationship. The parties shall agree upon the Joint Marketing Plan attached hereto as Attachment D upon execution of this Agreement. The Steering Committee shall review joint marketing plan on a bi-annual basis unless otherwise agreed by the parties.

15.2. Permitted Use of Trademarks. Each party shall have the right to use the other party's Trademarks and certifications solely in accordance with the guidelines set forth in the Joint Marketing Plan.


16.       GENERAL

16.1. Notices. All notices shall be in writing and delivered personally, by mail, recognized overnight courier service or via facsimile. All notices shall be addressed to the addresses appearing in the introductory section of this Agreement and shall be deemed delivered upon receipt. Each party may change its address by written notice in accordance with this section.

16.2. Modification. This Agreement may only be modified in writing by SAP and Licensor. This also applies to any waiver of this written form requirement.

16.3. Nonwaiver of Rights. The failure of either party to this Agreement to object to any conduct of the other party that is in violation of the terms of this Agreement shall not be construed as a waiver thereof, or as waiver of any future breach or subsequent wrongful conduct.

16.4. Entire Agreement. This Agreement, including all attachments hereto, shall represent the entire understanding between the parties hereto relating to the matters herein and supersedes any and all prior proposals or agreements, whether written or oral, that may exist between the parties with respect to such matters. No oral side agreements exist.

16.5. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of Germany without reference to the conflicts of law principles. This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. Exclusive venue for all claims arising out of or in connection with this Agreement shall be the courts of Zurich, Switzerland.

16.6. Severability. If a court finds any provision of this Agreement invalid or unenforceable, this will not affect any other provision of this Agreement.

16.7. Independent Contractors. Both parties represent that they are independent contractors in performing all obligations hereunder, and nothing contained herein shall be deemed or construed to create any employer/employee relationship or any partnership or joint venture between the parties or their respective directors, officers, employees, or independent contractors.

16.8. Assignments. Unless otherwise provided for in this Agreement, neither party shall transfer, assign or sublicense its rights or obligations under this Agreement to any other third party' in whole or in part, without the prior written consent of the other party, which consent may be withheld, in the discretion of such party, for any or no reason.

16.9. Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

17.       ATTACHMENTS

          The following documents are incorporated as an integral part of this
          Agreement:

          Attachment A -- Licensed Software
          Attachment B -- Development Services
          Attachment C -- Support Services
          Attachment D -- Joint Marketing Plan
          Attachment E -- Third Party Software
          Attachment F -- webMethods End User License Agreement


 WEBMETHODS, INC.                                         SAP AG


 BY:                                                      BY:
     -------------------------------------------              -------------------------------------------


 TYPED:                                                   TYPED:
       -----------------------------------------                -----------------------------------------


 TITLE:                                                   TITLE:
       -----------------------------------------                -----------------------------------------


 DATE:                                                    DATE:
      ------------------------------------------               ------------------------------------------


                                                          SAP AG


                                                          BY:
                                                              -------------------------------------------

                                                          TYPED:
                                                                 ----------------------------------------

                                                          TITLE:
                                                                 ----------------------------------------


                                                          DATE:
                                                                -----------------------------------------

                                  ATTACHMENT A

                               Licensed Software




1.       webMethods, Inc. B2B Server


2.       webMethods, Inc. B2B Server for R/3


3.       webMethods, Inc. B2B Developer


including updates, new Versions and Releases and resulting Licensed Software.

                                  ATTACHMENT B

                              Development Services

                                  See Attached

                                  ATTACHMENT B

                                Support Services


This Attachment sets forth the terms and conditions pursuant to which SAP and Licensor will cooperate in providing support services for Software Products to End Users.


1.       DEFINITIONS

         For the purposes of this Attachment, the following expressions shall have the meaning as set forth below. Expressions not specifically defined in this Attachment shall have the meaning as set forth in
         Section 1 of this Agreement.

1.1. "Case" shall mean the support incident starting with the complete failure or the functional impairment of the Embedded Licensed Software or with the reasonable probability that a defect is caused by the Embedded Licensed Software. As soon as either party's support organization is informed, the incident becomes a Case.

1.2. "Case Remedy" shall mean the remedy for a Case taking the form of eliminating the defect, providing a new program version, or demonstrating how to avoid the effects of the defect with reasonable effort. Case Remedy corresponds with error corrections, patches, bug fixes, workarounds, replacement deliveries or any other type of software or documentation corrections or modifications.

1.3. "Common Case Priorities" shall mean the priorities as referenced in Exhibit C hereto.

1.4. "End User" shall mean any End User as defined in Article 1 of the Agreement who has a valid support contract with SAP for SAP Software which contains Embedded Licensed Software.

1.5. "Licensor Support Terminology" shall mean the structure of Licensor's support organization and the internal assignment of tasks as described in Exhibit A hereto.

1.6. "SAP Support Terminology" shall mean the structure of SAP's support organization and the internal assignment of tasks as described in Exhibit B hereto.

1.7. "Support Site" shall mean the location out of which either of the parties provide support services for analysis and remedy of Cases. The Support Sites act as interfaces between either Support Partner's technical support organization. The Support Sites correspond with the locations of either party's technical support departments as referenced in Exhibit H hereto.


2.       GEOGRAPHIC SCOPE

The geographic scope of this Attachment extends to all countries to which SAP sells and licenses SAP Software under this Agreement.

3.       SUPPORT SERVICES

         The parties agree on the following principles for providing support services for Embedded Licensed Software to End Users.

3.1. SAP's support organization shall be solely responsible for receiving Cases and providing initial problem evaluation to End Users ("First-Level Support"), and attempting to provide End Users with a Case Remedy in accordance with the requirements set forth by the Common Case Priorities and in Section 5 of this Attachment.

3.2. The parties agree to the Common Case Priorities as the basis for the classification of and adequate response to cases.

3.3. In the event that SAP, despite reasonable review and/or effort by its Development Support organization, cannot provide End Users with a Case Remedy in accordance with the requirements set forth by the Common Case Priorities and in Section 5 of this Attachment, SAP's Development Support organization will notify Licensor of the details of the Case (including, if possible, the replication of any bug or error). Upon receipt of such notification and information, Licensor agrees to provide End Users with a Case Remedy in accordance to the requirements set forth by the Common Case Priorities and in Section 5 of this Attachment. Both parties will use reasonable efforts to assist the other party in resolving the End User Cases in a prompt manner.

3.4.     The parties agree that at least one technical support contact (Section
         4.1 of this Attachment) is available locally or remotely to assist the other party when needed.

3.5. The parties agree that escalation contacts (Section 4.1 of this Attachment) will be available on a 24 hours, 7 days a week basis to handle emergency situations.

3.6. With respect to different priority categories pursuant to the Common Case Priorities, Licensor agrees that priority 1 problems are handled 24x7 and all other priorities (2, 3 and 4) during normal business hours.

3.7. Both parties agree on a problem transfer and escalation procedure worldwide for End User problems. Details are given in the Support Process Description in Exhibit D hereto. The procedure might be changed at any time on mutual agreement in accordance with the business plan described in Section 4.3 hereof and business needs.

3.8. Licensor will establish on-site resources in accordance to Section 6 of this Attachment dependent upon the business plan described in
         Section 4.3 and business requirements as mutually agreed, for best performance Case Remedy and Case Remedy of non-specific (gray zone) Cases. Establishing on-site resources requires to adapt the Support Process Description (Exhibit D hereto) accordingly.

3.9. Either party's support organization will ensure that the support personnel are trained on the other party's products in accordance to
         Section 7 of this Attachment.

                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                             AND EXCHANGE COMMISSION PURSUANT TO
                                               RULE 406 UNDER THE SECURITIES ACT
                                                  OF 1933, AS AMENDED. ASTERISKS
                                                          DENOTE SUCH OMISSIONS.




3.10. SAP's support organization will use reasonable efforts in tracking any Case down to the level of investigation specified in Exhibit F before transferring the Case to Licensor's support organization.


4.       OBLIGATIONS OF BOTH PARTIES

4.1. Each party will designate in Exhibit H hereto the names and contact information of the technical support departments and in Exhibit I the names and contact information of individuals within its respective support organization that will be providing technical support (technical support contacts) and escalation support (escalation contacts) to the other party. The contact information includes, without limitation, direct dial telephone/fax number. special reseller support ID (if applicable), electronic access (Internet/WWW: user, password, special ID). The designated contacts may be changed at any time by verbal notice to the other party confirmed in writing at least 10 business days prior to such changes.

4.2. Each party will designate in Exhibit I the names and contact information of the primary individuals responsible for facilitating communications between the parties. Each party may change such information at any time by written notice to the other party.

4.3. The parties will set up a business plan which should include expected case load, breakdown of current issues, mean time to repair (mttr), mean time between failure (mtbf), engineering change policy and procedures, software release strategy, overall support strategy and locations of offices, subsidiaries and number of on-site engineers. The parties will review the business plan with special emphasize on numbers, quality of the dedicated personnel and resources, on a quarterly basis and will mutually agree on additional commitments as business circumstances require.


5.       SUPPORT LEVELS

5.1. The Common Case Priorities apply to the support of the Embedded Licensed Software.

5.2. In order to ensure SAP's support of the Embedded Licensed Software toward End Users in compliance with the Common Case Priorities, Licensor agrees to respond to SAP in accordance with the times as shown in the table below. These are the times Licensor gives SAP feedback about the case acceptance (initial response time) and status of the solution process (update period). Start time is the date and time of the Case receipt by Licensor. If the Case could not be solved in the time passed (update period), SAP will escalate the Case within Licensor. Thereafter Licensor will use its best efforts to solve the case within the last period (solving period).


                                       *

Priority 1:        minutes, hours and days are in real-time

Priority 2, 3, 4:  hours and days are in business time

6.       ON-SITE RESOURCE

         In accordance with Article 7 of the Agreement, Licensor will send the agreed upon number of Development Consultants to the designated SAP development site(s). Licensor's Development Consultants are highly skilled in the Licensed Software, with a support point of view, and have profound product knowledge in SAP's Software. At SAP's request, the Development Consultants will work with the SAP technical support department to resolve End User Cases. If necessary, the Development Consultants will provide support in direct communication with End Users.


7.       TECHNICAL TRAINING

7.1. SAP and Licensor will train an adequate number of personnel of its technical support contacts in the other parties software product as needed due to the business plan, to handle the problem load and to fulfill the level of Case Investigation specified in Exhibit F hereto.

7.2. Training sessions shall be provided by the technical support or education organizations of each party in the training facilities in which it generally provides such training or at such other location as the parties may mutually agree. The content and scheduling of the training sessions shall be determined by the party providing the training and shall be substantially similar to the standard training sessions it provides to its own employees.


8.       TECHNICAL/SUPPORT INFORMATION DATABASES

8.1. Licensor posts technical information to its technical information database.

8.2. SAP posts the support knowledge in its support information database in the form of notes and Hot News.

8.3.     Each party shall provide the other party free of charge the right to
         (a) access those portions of its technical/support information database that the other party determines, in its sole discretion, are reasonably necessary for the purpose of facilitating the resolution of specific End User Cases; and to (b) use such portions of the technical/support information database for the foregoing purpose.

8.4. Neither party may license, transfer, sell, lease, loan, distribute or otherwise provide the other party's technical/support information database, or any portion thereof, to any third party, unless expressly agreed to in writing in advance by the parties.

9.       TECHNOLOGY AND INFORMATION EXCHANGE

9.1. Both parties will cooperate in providing automatic case transmission between either party's call management system. This includes the provision of interface specifications and implementation/test support. This statement does not constitute any commitment as to the responsibility for implementation costs of automatic case transmission.


10.      REVIEW MEETINGS

10.1. The parties will meet quarterly at a mutually agreed upon time and location to review and discuss the worldwide support performance pursuant to this Attachment.

10.2. On executive level both parties will meet during the SAP partner congress (special event, once a year) to discuss the strategic view of the support cooperation.


11.      COSTS. FEES AND EXPENSES


         Costs, fees and expenses are due as stipulated generally in the Agreement. Otherwise, support services are free of charge to the other party.

                                   EXHIBIT A

                          Licensor Support Terminology

                                   EXHIBIT B

                            SAP Support Terminology


Support Organization and Assignment of Tasks

-        Local Support (First-Level Support)
    -    Country specific support
    -    Only available during business hours (prime shift)
    -    Generalist skills
-        Primary Tasks
    -    Translation from customer native language to English
    -    Assign problem record to specific product component
-        Secondary Tasks
    - Search technical support database for known defects (i.e. notes or old cases)
    -    Check functionality of customers remote connection
-        Regional Support (First and Second Level Support)
    -    Located in the following regions:
    -    USA (Philadelphia) North and South America
    -    Europe (Walldorf and Ireland): Europe, South Africa, Middle East
    -    Singapore: South West Asia and Pacific (Australia. New Zealand)
    -    Japan: Northeast Asia, Japan
    - Worldwide coverage (Follow the Sun principal, covered by USA, Europe and Singapore)
    -    Product specific skills
-        Primary Tasks
    - Search technical support database for known defects (i.e., note or old cases)
-        Secondary Tasks
    -    Check customizing
    -    Analyze dumps, write traces or traps, reproduce problems
    -    Provide circumvention
    -    Write notes describing customer fix
-        Development Support (Third Level Support)
    -    Located in Walldorf (Germany) and Palo Alto (USA)
    -    Available during business hours, callout on exception basis

    -    In depth product specific skills
    -    Provides code fixes to customers (Hot Packages)
    -    Works closely with, or may be a part of the development team

                                   EXHIBIT C

                             Common Case Priorities


The End User himself defines the case priority/severity in accordance to the following general rules.

-        Priority 1: Very high:

         A message with priority "very high" is justified when extremely serious interruptions in normal operations occur: Tasks that brook no delay whatsoever cannot be executed. This is caused by a complete crash of or by interruptions in main functions of the respective software product.

         The message requires immediate processing, as the breakdown can result in significant losses.

-        Priority 2: High:

         A message with priority "high" is justified when serious interruptions in normal operations occur: Important tasks cannot be performed. This is caused by a malfunctioning or unavailable function in the respective software product that is urgently required to deal with the current situation.

         The message requires quick processing, as a lasting malfunction could cause serious interruptions to all work in the production system

-        Priority 3: Medium:

         A message with priority "medium" is justified when interruptions in normal operations occur This is caused by a malfunctioning or unavailable function in the respective software product.

-        Priority 4: Low:

         A message with priority "low" is justified when only minor interruptions in normal operations occur. This is caused by a malfunctioning or unavailable function in the respective software product that is not required on a daily basis or not used regularly.

-        Classification of Test Systems:

         Identical problem situations in test systems will normally justify a priority that is one level lower than the equivalent priority in a production system.

                                   EXHIBIT D

                          Support Process Description


1.       PROCESS DESCRIPTION

1.1. SAP's support organization shall be solely responsible for receiving Cases and providing initial problem evaluation to End Users. Before transferring the case to Licensor, SAP will make reasonable efforts to track any case down to the level of investigation specified in Exhibit
         F. If SAP is unable to resolve the problem in a timely manner, SAP will initially contact the designated technical support department(s), and, if needed, the technical support contact(s) of Licensor.

1.2. SAP will supply the technical support department/contact with the required End User information specified in Exhibit E. Licensor's technical support department/contact will then use reasonable efforts to provide the End User with a Case Remedy that is satisfactory to the End User in accordance with the applicable priority category of the Common Case Priorities.

1.3. Each party shall respond to and use reasonable efforts to resolve End User Cases in a prompt manner. The solving party will inform the other of the final resolution to achieve a Case closure. The decision on whether and when a Case is successfully resolved and can therefore be closed is done by the End User. Each party acknowledges that, despite a party's reasonable efforts, not all problems may be solvable.


2.       ESCALATION OF END-USER PROBLEMS

2.1. The escalation procedure ("escalation") will be followed if either party believes a Case requires additional attention by the other party to resolve the problem. The escalation process is mainly in progress when a technical problem situation arises, however, solution of this problem requires non technical support for solving it. Escalation is triggered by high levels of End User anxiety when either case occurs:

         (a) A case remedy leads to a not satisfactory End User solution by either party involved;

         (b)     SAP concerns about the solution given by Licensor (or v.v.);

         (c) the End User who reported the original case is dissatisfied with a given solution and comes back to SAP.

2.2. For direct escalation, either party's escalation contact or support engineer may call the other party's escalation contact or support engineer to start a case escalation.

         Once a party requests escalation a mutual action plan will be developed which defines steps, to resolve End User problem. The steps are at minimum:

         (a)     address resources or increase them if already addressed, and

         (b)     define responsibilities for each action, and

         (c)     expected completion date and time of each action, and

         (d)     contingency/next steps if desired results are not achieved.

2.3. This action plan will be modified by mutual agreement among the designated contacts whenever the situation requires.

2.4. When the End User states the problem is resolved or the situation no longer requires escalation, the escalation is closed. Each party will exchange with the other party the final reports summarizing the actions taken and results of these actions, likelihood of problem recurrence and recommended future actions.

2.5. A review of the case will be provided for the End User at the End User's request or upon the request of SAP.

                                   EXHIBIT E

                         Required End User Information


SAP REQUIRED END USER INFORMATION:

-        End User Name

-        Company Name/Address

-        End User Telephone Number

-        SAP Contract Number (i.e., customer number, installation number)

-        R/3 Release, Database Type and Release, Operating-System-Type

-        System type (Production, Testsystem)

-        Description of Problem

-        Name and local Phone Number of Respective Licensor

-        Technical Contact Transferring the Call

-        Case number of End Users incident in Licensor call tracking system


LICENSOR REQUIRED END USER INFORMATION:

-        End User Name

-        Company Name/Address

-        End User Telephone Number

-        Licensor Support Contract Number

-        Description of Problem

- Name and Local Phone Number of Respective SAP Technical Contact Transferring the Call

-        Case number in SAP's call tracking system

                                   EXHIBIT F

                             Level of Investigation


SAP will provide the initial problem evaluation through Local and Regional Support. The Regional Support will make a determination of whether a Case is due to a problem with the integration or the Embedded Licensed Software. All Cases requiring Development Support will initially be transferred to SAP'S Development Support organization. If the Case appears to be due to incorrect installation of the Embedded Licensed Software, due to a defect in the Embedded Licensed Software's modules of integration, due to use of the Embedded Licensed Software or due to a defect in the Embedded Licensed Software, SAP Development Support will refer the Case to Licensor.

If available, SAP Development Support will include specific identification of the cause of the problem where possible and providing test cases of same, to the extent practicable in the circumstances.

                                  Exhibit 10.2


     Exhibits G and H to Attachment B and Attachment C to Exhibit 10.2 to the Registration Statement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The omitted attachments do not contain information that is necessary to understand the terms of the agreement or relevant to investors in making an investment decision. The Registrant agrees to furnish the omitted attachments supplementally to the Commission upon request.

                                  ATTACHMENT D

                              Joint Marketing Plan

SAP to provide the following to Licensor:

     - issuing a joint press release with respect to an initial announcement of the intent of this Agreement;

     -    participation in industry analyst activities;

     - upon reasonable request SAP agrees to provide reasonable references to Licensor customers;

     - presenting and exhibiting at SAP Tech Ed and Sapphire at standard cost for SAP partners;

     -    case studies/customer solutions;

     - promotion in SAP properties - SAPFlash, SAPInfo Magazine series, etc., and other user groups;

     -    use of approved SAP quotes in ads, and other collateral;

     -    listing as Development Partner on SAP Web site.

                                                CONFIDENTIAL MATERIAL OMITTED
                                                AND FILED SEPARATELY WITH THE
                                                SECURITIES AND EXCHANGE
                                                COMMISSION PURSUANT TO RULE 406
                                                UNDER THE SECURITIES ACT OF
                                                1933, AS AMENDED. ASTERISKS
                                                DENOTE SUCH OMISSIONS.



                                  ATTACHMENT E

                              Third Party Software

I.   Essential Third Party Software

     1.   *

     2.   *

     3.   *

     4.   *

II.  Non-Essential Third Party Software

     1.   ODI Object Store (for high availability)

     2.   RSA Data Security, Inc. BSafe and JSafe encryption software.

                                  ATTACHMENT F

                      webMethods End User License Agreement

                                  See Attached.

                   WEBMETHODS, INC. SOFTWARE LICENSE AGREEMENT

Licensee:     __________________________________________________________________

Address:      __________________________________________________________________

Order number: __________________________________________________________________

Software:

      Name and Version of Software:       B2B Developer, Version _______________
      Number of Licenses Granted:         ______________________________________

      Name and Version of Software:       B2B Integration Server, Version ______
      Number of Identified Users:         ______________________________________

      Number of Client-side B2B
      Deployments                         ______________________________________

Term: Two (2) years from delivery
      --------------------------------------------------------------------------

License fee:
             -------------------------------------------------------------------

The License fee also includes the following training and/or consulting:

Training:
          ----------------------------------------------------------------------

Consulting:
            --------------------------------------------------------------------

Name, email address and telephone number of the Licensee's designated contact person for receipt of software activation keys and download instructions:

--------------------------------------------------------------------------------

Name, email address and telephone number of the Licensee's designated technical contact person:

--------------------------------------------------------------------------------

Additional terms/remarks:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


THIS SOFTWARE LICENSE AGREEMENT (THIS "AGREEMENT") IS MADE AS OF THE DATE SET FORTH BELOW BY AND BETWEEN WEBMEUHODS, INC. ("WEBMETHODS") AND THE LICENSEE NAMED BELOW ("LICENSEE"). THIS AGREEMENT IS GOVERNED BY IRE TERMS SET FORTH ON TH1S PAGE (THE "COVER PAGE") AND THE TERMS AND CONDITIONS ATTACHED TO THIS

AGREEMENT AS SCHEDULE A. WEBMETHODS AND LICENSEE HAVE READ AND AGREE TO BE BOUND BY SUCH TERMS.

WEBMETHODS                                  LICENSEE:
----------                                  ---------

WEBMETHODS, INC.
                                            ---------------------------------
                                            Company Name

By:                                         By:
   ---------------------------------           ---------------------------------

Name:                                       Name:
     -------------------------------             -------------------------------

Title:                                      Title:
      ------------------------------              ------------------------------

Address:                                    Address:
        ----------------------------                ----------------------------

        ----------------------------                ----------------------------

Date:                                       Date:
     -------------------------------             -------------------------------

                                   SCHEDULE A
               TERMS AND CONDITIONS OF SOFTWARE LICENSE AGREEMENT



1.   LICENSE GRANT.

     1.1 Subject to the terms of this Agreement, webMethods hereby grants to License a nontransferable, nonexclusive, limited license to use the webMethods computer software product(s) described on the Cover Page, together with all documentation and other materials accompanying such product(s) (together, the Software").

     1.2 Licensor will supply to Licensee a single master copy of the Software, and Licensee may make that number of copies of the Software which is specified on the Cover page. Licensee may make one (1) additional copy of the Software for archival purposes. At no time will Licensee permit the Software to be used by more than that number of users which is specified on the Cover Page. Licensee will keep records of each copy made, where such copy is located and the authorized user thereof. Such records will be available for inspection at any reasonable time by Licensor upon ten (10) days' notice.

1.3 The license granted hereunder is not perpetual but is granted for a limited term (the "Term"), as set forth on the Cover Page and described in Section 3.1.

1.4 The license granted hereunder is for Licensee's internal use only. Neither this Agreement nor the Software may be sold, leased, assigned, sublicensed or otherwise transferred, in whole or in part, to any third person.

1.5 Licensee has the right to develop interfaces to the Software for use by Licensee in conjunction with Licensee's use of the Software. Such
Licensee-developed software interfaces will remain the property of Licensee.

1.6 From time to time after the date hereof Licensee may wish to license additional copies of the Software. Upon Licensee's order and webMethods' acceptance of such additional license request, such additional copies will be licensed to Licensee on the terms and subject to the conditions of this Agreement, and this Agreement will be deemed amended to reflect such increased number of copies.

2.   DELIVERY: INSTALLATION.

2.1 The Software is distributed electronically over the internet through a password-protected web page. Upon execution and delivery of this Agreement and acceptance by webMethods, webMethods will deliver a software activation password key and software download instructions to the Licensee via an e-mail message sent to the designated contact person specified on the Cover page. Licensee agrees that acceptance of the Software will occur upon delivery, via e-mail, of the software activation key and download instructions.

2.2  Licensee will be solely responsible for installation of the Software.

3.   TERM; TERMINATION.

3.1 The term of this Agreement will commence on the date on which the last party hereto executes this Agreement and will terminate upon the expiration of the time period specified in the "Term" section of the Cover page.

3.2 In addition, webMethods may terminate this Agreement any time if Licensee fails to comply with any of the terms or conditions of this Agreement.


3.3 Upon the termination of this agreement for any reason, Licensee will discontinue all use of the Software and will uninstall and return or destroy it together with all backup, archival and other copies then in its possession or control. At webMethods' request, Licensee will verify in writing to webMethods that such actions have been taken.

4.   PAYMENT.

4.1 Licensee will pay to webMethods the License Fee specified on the Cover Page not later than thirty (30) days from the date the software activation key is delivered to Licensee.

4.2 Licensee agrees to pay interest, at the rate of one and one-half percent (1.5%) per month, on any amounts not paid within such thirty (30) day period.


4.3 All payments under this Agreement are exclusive of taxes and duties, and Licensee agrees to bear and be responsible for the payment of all taxes and duties including, but not limited to, all sales, use, rental, receipt, personal property and other taxes (but excluding taxes based upon webMethods' income), which may be levied or assessed in connection with this Agreement.

5.   PROPRIETARY INFORMATION.

5.1 Licensee acknowledges that webMethods is the owner of the Software, that the Software is confidential in nature and not in the public domain, that webMethods claims all intellectual and industrial property rights granted by law therein and that, except as set forth herein, webMethods does not hereby grant any rights or ownership of the software to Licensee or any third party. Except as set forth herein, Licensee agrees not to copy or otherwise reproduce the Software or any part thereof, in whole or in part, without webMethods' prior written consent. Licensee further agrees not to reverse engineer, disassemble or decompile the Software in whole or in part or otherwise attempt to discover or reproduce the source code thereof or its equivalent. Licensee further agrees to take all reasonable steps to ensure that no unauthorized persons having access to the Software and that al authorized persons having access to the Software will refrain from any such disclosure, duplication, or redistribution except to the extent reasonably required in the performance of Licensee' duties under this Agreement.

5.2 Licensee agrees to accord the Software and the Documentation and all other confidential information relating to this Agreement the same degree and methods of protection as Licensee undertakes with respect to its confidential information, trade secrets and other proprietary data.

5.3 Licensee agrees not to challenge, directly or indirectly, the right, title and interest of webMethods in and to the Software, nor the validity or enforceability of webMethods' rights under applicable law. Licensee agrees not to directly or indirectly, register, apply for registration or attempt to acquire any legal protection for any of the Software or any proprietary rights therein or to take any other action which may adversely affect webMethods' right, title or interest in or to the Software in any jurisdiction.

5.4 Licensee acknowledges that, in the event of a breach by Licensee of its obligations under this Article 5, webMethods may immediately terminate this Agreement, without liability to Licensee and may bring an appropriate legal action to enjoin any such breach hereof, and will be entitled to recover from Licensee reasonable legal fees and costs in addition to other appropriate relief.

5.5 Licensee agrees to notify Licensor immediately and in writing of all circumstances surrounding the unauthorized possession or use of the Software and Documentation by any person or entity. Licensee agrees to cooperate fully with Licensor in any litigation relating to or arising from such unauthorized possession or use.

5.6 Notwithstanding any other provision of this Agreement, the obligations set forth in this Article 5 will survive the termination of this Agreement for any reason.

6.   WARRANTIES.

6.1 webMethods hereby represents and warrants that it has the right to grant a license to use the Software and that it has the right and power to enter into this Agreement. webMethods warrants that the Software, when properly used, will operate substantially in accordance with the specifications contained in its documentation, for a period of ninety (90) days from the date of delivery. webmethods' entire liability and Licensee's exclusive remedy under this warranty, which is subject to Licensee providing webMethods with a written statement of defects, will be that webMethods will:

     A. Use reasonable commercial efforts to correct, or provide a workaround for, malfunctions in the Software;


     B. Provide reasonable telephone consultation during webMethods' normal business hours (8 a.m. EST - 6 p.m. EST) with webMethods' technical support staff on the use of the Software; and

     C. Provide updates and enhancements to the Software, provided all updates and enhancements are generally made available to licensees of the Software.

6.2 webMethods does not warrant that Software will operate uninterrupted or error free, that the functions contained in the Software will operate in the combination with other software or hardware selected by Licensee, or that the Software will meet Licensee's requirements. webMethods' warranty obligations will be void if the Software is modified without the written consent of webMethods. The warranties set forth in this Article 5 are expressly subject to the limitations of Article 8.

6.3 EXCEPT AS SPECIFICALLY SET FORTH HEREIN, WEBMETHODS DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING BY STATUTE, COURSE OF DEALING, CUSTOM OR USAGE, TRADE PRACTICE OR OTHERWISE.

7.   INDEMNIFICATION.

7.1 webMethods will defend Licensee against any claim that the Software licensed hereunder infringes any United States patent, trade secret or copyright, provided that Licensee notifies webMethods promptly in writing of such claim and provided further that such claim does not arise from (i) use of any version of the Software other than the original, unmodified version provided to Licensee; (ii) use of the Software with any third party software or hardware; (iii) use of the Software in a manner inconsistent with the documentation accompanying the Software; or (iv) use of the Software in a manner which breaches this Agreement. Licensee will permit webMethods to defend, compromise or settle such claim in webMethods' sole discretion and will provide all available information and assistance to enable webMethods to do so. Licensee will have no authority to compromise or settle such claim on behalf of webMethods. If webMethods determines that the Software is or is likely to be the subject of a claim of infringement, webMethods will have the right (i) to replace Licensee's copy of the Software with non-infringing software that has substantially equivalent functionality; (ii) to modify the Software so as to cause the Software to be free of infringement; (iii) to procure, at no additional cost to Licensee, the right to continue to use the Software; or (iv) to terminate the license to use the Software and related documentation, and refund to License the applicable license fee as depreciated on a straight-line three (3)-year basis.

7.2 webMethods will have no liability for any claim of patent, trade secret or copyright infringement based on (a) Licensee's use of other than the then latest release of the Software, if such infringement could have been avoided by the use of the latest release of the Software and such latest version has been made available to Licensee, (b) use of the Software in combination with software, hardware or other materials not provided by webMethods, including, without limitation, any software interfaces developed by Licensee pursuant to Section
1.5 hereof.

7.3 In no event will webMethods be liable for any claim of infringement of any copyright, patent, trade secret, database right or other intellectual property right based on Licensee's use of Software to obtain or process any data or information from any third party. Licensee acknowledges that it is solely responsible for securing the appropriate rights to use any such data or information.

7.4 THIS ARTICLE 7 STATES THE ENTIRE LIABILITY OF WEBMETHODS WITH RESPECT TO THE INFRINGEMENT OF PATENT, TRADE SECRET AND COPYRIGHT RIGHTS BY THE SOFTWARE OR ANY PARTS THEREOF AND WEBMETHODS WILL HAVE NO ADDITIONAL LIABILITY TO LICENSEE WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT THEREOF.

8.   LIMITATION OF LIABILITY.

8.1 IN NO EVENT WILL WEBMETHODS BE LIABLE FOR ANY LOST REVENUES, PROFITS, BUSINESS OR INTERRUPTION OF BUSINESS OR OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF WEBMETHODS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. WEBMETHODS' MAXIMUM LIABILITY TO LICENSEE FOR ANY REASON (OTHER THAN DEFENSE OF INFRINGEMENT CLAIMS UNDER SECTION 7.1 HEREOF) WILL BE LIMITED TO THE LICENSE FEES PAID BY LICENSEE HEREUNDER.

9.   GENERAL

9.1 If the Software is acquired under the terms of a proposal or agreement with the United States Government or any contractor thereof, the Software is licensed to the United States Government with restricted rights and is subject to the following: (a) For acquisition by or on behalf of civilian agencies, as necessary to obtain protection as "commercial computer Software" and related documentation in accordance with the terms of this Commercial Software Agreement as specified in 48 C.F.R. 12.212 of the Federal Acquisition Regulations and its successors; (b) For acquisition by or on behalf of units of the Department of Defense ("DoD") as necessary to obtain protection as "commercial computer Software" and related documentation in accordance with the terms of this commercial computer Software license as specified in 48 C.F.R. 227-7202-2 of the DoD F.A.R. Supplement and its successors.

9.2 If the performance of this Agreement or any obligation hereunder, except for the making of payments hereunder, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor disputes, inability to procure or obtain delivery of parts, supplies or power, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirements or any governmental agency, or any act or condition whatsoever beyond the reasonable control of the affected party, the party so affected will take all reasonable steps to avoid or remove such cause of nonperformance and will resume performance hereunder with dispatch whenever such causes are removed.

9.3 Licensee will not export, re-export or transfer, whether directly or indirectly, the Software or any system containing the Software outside the United States of America without first obtaining the prior written consent of webMethods and thereafter complying with the applicable export and import laws of the United States of America and the country in which the Software is to be used.

9.4 This Agreement is made and will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflicts-of-laws provisions. Licensee consents to personal jurisdiction in the Commonwealth of Virginia.

9.5 Licensee acknowledges that a breach by Licensee of the terms of this Agreement relating to Licensee's use or misuse of the Software will cause webMethods irreparable harm, the exact value of which is not readily ascertainable. Therefore, the parties agree that webMethods may, in addition to any other remedies available to it, obtain injunctive relief in order to prevent further breach of any provision of this Agreement.

9.6 This Agreement sets forth the entire agreement and understandings between the parties hereto with respect to the subject matter hereof. This Agreement merges all previous discussions and negotiations between the parties and supersedes and replaces any and every other agreement, which may have existed between webMethods and Licensee with respect to the subject matter hereof.

9.7 Any modification or amendment of any provision of this Agreement must be in writing and bear the signature of the duly authorized representative of each party.

9.8 The failure of either party to exercise any right granted herein, or to require the performance by the other party hereto of any provision of this Agreement, or the waiver by either party of any breach of this Agreement, will not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver or any subsequent breach of the same or any other provision of this Agreement.

9.9 In any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision will to such extent as it will be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement will otherwise remain in full force and effect.


                                      -oOo-